Camber Energy, Inc. S-4

Exhibit 23.4

Graves & Co. Consulting LLC

Oil and Gas Reserves and Valuations

Independent oil and gas consultants Graves & Co. Consulting LLC hereby consents to all references to our firm and information from our summary reserve report letter dated May 27, 2019, entitled “Estimated Reserves And Future Net Revenue As Of March 31, 2019”included in or made a part of the Registration Statement on Form S-4 of Camber Energy, Inc. (the “Company”), and our report attached as Exhibit 99.1 to such Registration Statement.

Graves & Co. Consulting LLC

/s/ Allen C. Barron

Allen C. Barron, P.E.
Executive Vice-President

June 3, 2020

Graves & Co. Consulting LLC ■ 2777 Allen Parkway, Suite 1200, Houston, Texas 77019

713/650-0811 ■ info@gravesconsulting.us ■ www.gravesconsulting.us